Exhibit 15.3

CONSENT OF CRAIG HARVEY

I consent to the use of my name, or any quotation from, or summarization of, the technical report summary entitled “S-K 1300 Technical Report Summary on the Blanket Gold Mine, Zimbabwe”, with effective date of December 31, 2023 and issued on May 15, 2024, included or incorporated by reference in:

(i)

the Annual Report on Form 20-F for the period ended December 31, 2023 of Caledonia Mining Corporation Plc being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto; and

(ii)	the Company’s Form F-3 Registration Statement (File No. 333-255500), and any amendments or supplements thereto.

I further consent to the filing of the technical report summary as an exhibit thereto.

Craig Harvey, NHD Economic Geology
MAIG, MGSSA
Date: May 15, 2024